Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Reports Positive Preliminary Antiviral Data with PSI-7851 for the Treatment of Hepatitis C

•	PSI-7851 achieves a 1 log10 reduction in HCV RNA after 3 days of monotherapy

•	No discontinuations or serious adverse events reported

•	Conference call at 8:00 AM ET today

PRINCETON, NJ – (July 31, 2009) – Pharmasset, Inc. (Nasdaq: VRUS) reported today positive preliminary results from its phase I clinical trial of PSI-7851 for the treatment of hepatitis C (HCV). PSI-7851 is a second generation nucleotide analog inhibitor of HCV.

PSI-7851 Phase 1 Multiple Ascending Dose Study Overview

In June 2009, Pharmasset initiated a phase 1 multiple ascending dose study with PSI-7851. The trial was conducted at two US centers, as a blinded, randomized, and placebo-controlled study, in 30 patients chronically infected with HCV genotype 1. The primary objective was to assess the safety, tolerability and pharmacokinetics of PSI-7851 after once-daily (QD) dosing for 3 days. The secondary objective was to assess antiviral activity by measuring the change in HCV RNA. Patients were randomized to receive either PSI-7851 (8 patients per cohort) or placebo (2 patients per cohort). Three dose cohorts of PSI-7851 (50mg QD, 100mg QD, 200mg QD) were evaluated.

PSI-7851 Antiviral Activity Summary

Preliminary Antiviral Response Observed Following PSI-7851 Administered as Monotherapy for 3 Days

Dose	N	Mean Change in HCV RNA at Day 3 (Log10)
50mg QD	8	-0.49
100mg QD	8	-0.61
200mg QD	8	-1.01
Placebo	6	-0.03

PSI-7851 demonstrated potent antiviral activity with a mean HCV RNA decrease of -0.49 log10 IU/mL, -0.61 log10 IU/mL and -1.01 log10 IU/mL in patients receiving 50mg QD, 100mg QD and 200mg QD, respectively.

PSI-7851 Safety Summary

Pharmacokinetics were similar between healthy subjects in the single ascending dose study and HCV infected patients in the multiple ascending dose study. PSI-7851 was generally safe and well tolerated across all cohorts with no discontinuations. There were no serious adverse events and no dose-related trends in adverse events or laboratory abnormalities.

“We are very encouraged by the preliminary efficacy and safety data with PSI-7851, our second generation nucleotide analog,” said Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “The data from these first three cohorts demonstrate that we have achieved our goal of identifying a nucleotide analog inhibitor with good efficacy that can be administered once daily at a low milligram dose. Given these characteristics and the many potential benefits of nucleotide analogs over other classes of HCV direct acting antivirals, we continue to believe that PSI-7851 could become a key component of any future combination treatment regimen for HCV.”

Conference Call and Webcast

Members of Pharmasset’s management team will host a conference call today, Friday, July 31, 2009, at 8:00 a.m. ET to discuss the preliminary results of the multiple ascending dose trial with PSI-7851. Investors may listen to the webcast of the conference call live on the “Events & Presentations” section of Pharmasset’s website, www.pharmasset.com. Alternatively, investors may listen to the call by dialing (888) 806-6208 from locations in the U.S. and (913) 312-0640 from outside the U.S. The webcast replay will be available for at least 72 hours following the call.

About PSI-7851

PSI-7851 is a uridine nucleotide analog currently in development for the treatment of chronic HCV infection. PSI-7851 has demonstrated potent in vitro anti-HCV activity with EC90 values of 31 +/- 12 nM, which is approximately 15-fold more potent than Pharmasset’s first generation nucleoside polymerase inhibitor, RG7128 (formerly known as R7128). In vitro studies of PSI-7851 have not shown evidence of any mitochondrial or other cellular toxicities that may be associated with some nucleoside analogs. Like RG7128, PSI-7851 has demonstrated pan genotype activity in vitro.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of RacivirTM for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleos(t)ide analogs, a class of compounds which act as alternative substrates for the viral polymerase thus inhibiting viral replication. We currently have three clinical-stage product candidates. RG7128, a nucleoside analog for chronic HCV infections, is in a Phase 2b clinical trial in combination with Pegasys® plus Copegus® and is also in INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys® and Copegus® to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage candidates are PSI-7851, an unpartnered, next generation HCV nucleotide analog which recently began Phase 1 clinical studies and Racivir, for the treatment of HIV, which has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.